AMENDED AND RESTATED CLASS B SHARES DISTRIBUTION PLAN

                                 [NAME OF FUND]


         CLASS B SHARES  DISTRIBUTION  PLAN, dated as of __________ __, 199_ and
amended   and    restated   as   of    September    30,    1998,    of   Pioneer
________________________, a ____________ business trust (the "Trust")

                                   WITNESSETH

         WHEREAS, the Trust is engaged in business as an open-end[, diversified,] management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Trust intends to distribute shares of beneficial interest (the "Class B Shares") of the Trust in accordance with Rule 12b-1 promulgated by the Securities and Exchange Commission under the 1940 Act ("Rule 12b-1"), and desires to adopt this Class B Shares distribution plan (the "Class B Plan") as a plan of distribution pursuant to such Rule;

         WHEREAS, the Trust desires that Pioneer Funds Distributor, Inc., a Massachusetts corporation ("PFD") or such other persons as may be appointed principal underwriter from time to time, provide certain distribution services for the Trust's Class B Shares in connection with the Class B Plan (PFD and any successor principal underwriter of the Trust's shares being referred to as an "Underwriter");

         WHEREAS, the Trust has entered into an underwriting agreement (in a form approved by the Trust's Board of Trustees in a manner specified in Rule 12b-1) with the Underwriter, whereby the Underwriter provides facilities and personnel and renders services to the Trust in connection with the offering and distribution of Class B Shares (the "Underwriting Agreement");

         WHEREAS, the Trust also recognizes and agrees that (a) the Underwriter may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the "Dealers") of the Class B Shares in connection with the offering of Class B Shares, (b) the Underwriter may compensate any Dealer that sells Class B Shares in the manner and at the rate or rates to be set forth in an agreement between the Underwriter and such Dealer and (c) the Underwriter may make such payments to the Dealers for distribution services out of the fee paid to the Underwriter hereunder, any deferred sales charges imposed by the Underwriter in connection with the repurchase of Class B Shares, its profits or any other source available to it;

         WHEREAS, the Trust recognizes and agrees that the Underwriter may impose certain deferred sales charges in connection with the repurchase of Class B Shares by the Trust, and the Underwriter may retain (or receive from the Trust, as the case may be) all such deferred sales charges; and

         WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Class B Plan, has evaluated such information as it deemed necessary to an informed determination whether this Class B Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Class B Plan will benefit the Trust and its Class B shareholders;

         NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Class B Plan for the Trust as a plan of distribution of Class B Shares in accordance with Rule 12b-1, on the following terms and conditions:

         1.       (a) The Trust is authorized to compensate the  Underwriter for
                  (1) distribution services and (2) personal and account maintenance services performed and expenses incurred by the Underwriter in connection with the Trust's Class B Shares. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine.

                           (b) The amount of compensation payable to the Underwriter during any one year for distribution services with respect to Class B Shares shall be its Allocable Portion (as defined in Section 14 below) of .75% of the Trust's average daily net assets attributable to Class B Shares for such year (the "Distribution Fee"). Notwithstanding anything to the contrary set forth in this Distribution Plan or any Underwriting Agreement, the Distribution Fee shall not be terminated or modified (including a modification by change in the rules relating to the conversion of Class B Shares into Class A Shares of the Trust) with respect to Class B Shares (or the assets of the Trust attributable to such Class B Shares) either (x) issued prior to the date of any termination or modification or (y) attributable to Class B Shares issued through one or a series of exchanges of shares of another investment company for which the Underwriter acts as principal underwriter which were initially issued prior to the date of such termination or modification or (z) issued as a dividend or distribution upon Class B Shares initially issued or attributable to Class B Shares issued prior to the date of any such termination or modification (the "Pre-Amendment Class B Shares") except:

                           (i) to the extent required by a change in the Investment Company 1940 Act, the rules or regulations under the Act, the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), or an order of any court or governmental agency, in each case enacted, issued or promulgated after September 30, 1998,

                           (ii) in connection with a "Complete Termination" of this Plan. For purposes of this Plan, a "Complete Termination" shall have occurred if: (x) this Plan and the distribution plan for Class B Shares of any successor trust or fund or any trust or fund acquiring substantially all of the assets of the Trust (collectively, the "Affected Funds") is terminated with respect to all Class B Shares of the Trust and each Affected Fund then outstanding or subsequently issued, (y) the payment by the Trust of Distribution Fees with respect to all Class B Shares of the Trust and each Affected Fund is terminated and
                           (z) neither the Trust nor any Affected Fund establishes concurrently with or subsequent to such termination of this Plan another class of shares which has substantially similar characteristics to the current Class B Shares of the Trust, including the manner of payment and amount of contingent deferred sales charge paid directly or indirectly by the holders of such shares (all of such classes of shares "Class B Shares"), or

                           (iii)  on  a  basis,   determined  by  the  Board  of
                           Trustees, including a majority of the Qualified Trustees (as hereinafter defined), acting in good faith, so long as from and after the effective date of such modification or termination: (x) neither (1) the Trust, (2) any Affected Fund nor (3) the investment advisor or any other sponsor entity (or their affiliates) of the Trust or any Affected Fund pay, directly or indirectly, a fee, a trailer fee, or expense reimbursement to any person for the provision of personal and account maintenance services (as such terms is used in the Conduct Rules of the NASD) to the holder of Class B Shares of the Trust or any Affected Fund (but the forgoing shall not prevent payments for transfer agency or subaccounting services), and (y) the termination or modification of the Distribution Fee applies with equal effect to both Pre-Amendment Class B Shares and Post-Amendment Class B Shares (as defined in Section 7) outstanding from time to time of the Trust and all Affected Funds.

                          (c) Distribution services and expenses for which an Underwriter may be compensated pursuant to this Plan include, without limitation: compensation to and expenses (including allocable overhead, travel and telephone expenses) of (i) Dealers, brokers and other dealers who are members of the NASD or their officers, sales representatives and employees, (ii) the Underwriter and any of its affiliates and any of their respective officers, sales representatives and employees,
                  (iii) banks and their officers, sales representatives and employees, who engage in or support distribution of the Trust's Class B Shares; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

                           (d) The Underwriter shall be deemed to have performed
                  all services required to be performed in order to be entitled to receive its Allocable Portion of the Distribution Fee, if any, payable with respect to Class B Shares sold through such Underwriter upon the settlement date of the sale of such Class B Shares or in the case of Class B Shares issued through one or a series of exchanges of shares of another investment company for which the Underwriter acts as principal underwriter or issued as a dividend or distribution upon Class B Shares, on the settlement date of the first sale on a commission  basis of a Class B Share  from  which such Class B share was derived. The Trust's obligation to pay an Underwriter its Allocable Portion of the Distribution Fees payable in respect of the Class B Shares shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of such Underwriter. The foregoing provisions of this Section 1(d) shall not limit the rights of the Trust to modify or terminate payments under this Class B Plan as provided in Section 1(b) with respect to Pre-Amendment Class B Shares or Section 7 with respect to Post-Amendment Class B Shares.

                           (e) The amount of  compensation  paid  during any one
                  year for personal and account maintenance services and expenses (the "Service Fee") shall be .25% of the Trust's average daily net assets attributable to Class B Shares for such year. As partial consideration for personal services and/or account maintenance services provided by the Underwriter to the Class B Shares, the Underwriter shall be entitled to be paid any fees payable under this clause (e) with respect to Class B Shares for which no dealer of record exists, where less than all consideration has been paid to a dealer of record or where qualification standards have not been met.

                           (f) Personal and account maintenance services for which the Underwriter or any of its affiliates, banks or Dealers may be compensated pursuant to this Plan include, without limitation: payments made to or on account of the Underwriter or any of its affiliates, banks, other brokers and dealers who are members of the NASD, or their officers, sales representatives and employees, who respond to inquiries of, and furnish assistance to, shareholders regarding their ownership of Class B Shares or their accounts or who provide similar services not otherwise provided by or on behalf of the Trust.

                           (g) The Underwriter may impose certain deferred sales
                  charges in connection with the repurchase of Class B Shares by the Trust and the Underwriter may retain (or receive from the Trust as the case may be) all such deferred sales charges.

                           (h) The Trust has agreed in the Underwriting Agreement to certain restrictions on the Trust's ability to modify or waive certain terms of the Trust's Class B Shares or the contingent deferred sales charge with respect to Pre-Amendment Class B Shares.

                           (i) Appropriate adjustments to payments made pursuant
                  to clauses (b) and (d) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by Section 2830(d) the Conduct Rules of the NASD.

         2. The Trust understands that agreements between the Underwriter and Dealers may provide for payment of fees to Dealers in connection with the sale of Class B Shares and the provision of services to shareholders of the Trust. Nothing in this Class B Plan shall be construed as requiring the Trust to make any payment to any Dealer or to have any obligations to any Dealer in connection with services as a dealer of the Class B Shares. The Underwriter shall agree and undertake that any agreement entered into between the Underwriter and any Dealer shall provide that such Dealer shall look solely to the Underwriter for compensation for its services thereunder and that in no event shall such Dealer seek any payment from the Trust.

         3. Notwithstanding anything to the contrary in this Distribution Plan or any Underwriting Agreement, the Underwriter may assign, sell or pledge (collectively, "Transfer") its rights to its Allocable Portion of any Distribution Fees under this Plan. Upon receipt of notice of such Transfer, the Trust shall pay to the assignee, purchaser or pledgee (collectively with their subsequent transferees, "Transferees"), as third-party beneficiaries, such portion of the Distribution Fees payable to the Underwriter as provided in written instructions (the "Allocation Instructions") from the Underwriter and said Transferee to the Trust. In the absence of Allocation Instructions, the Trust shall have no obligations to a Transferee.

         4. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its [Agreement and] Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust; it being understood that actions taken pursuant to Section 1(b) shall not be considered such an action described above.

         5. This Class B Plan shall become effective upon approval by (i) a "majority of the outstanding voting securities" of Class B of the Trust, (ii) a vote of the Board of Trustees, and (iii) a vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Class B Plan or in any agreements related to the Class B Plan (the "Qualified Trustees"), such votes with respect to (ii) and (iii) above to be cast in person at a meeting called for the purpose of voting on this Class B Plan.

         6. All of the terms of this Distribution Plan, as amended and restated as of September 30, 1998, are intended to apply in respect of all Pre-Amendment Class B Shares and to the Distribution Fees payable in respect of any thereof. This Class B Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Class B Plan shall expire on the annual anniversary of the adoption of this Plan following the last such approval.

         7. Subject to the limitation set forth in Section 1(b) with respect to Pre-Amendment Class B shares, this Class B Plan may be amended at any time by the Board of Trustees with respect to Class B Shares (and the assets attributable to such Class B Shares) which are not Pre-Amendment Class B Shares ("Post-Amendment Class B Shares"); PROVIDED that this Class B Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of Class B of the Trust and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. This Class B Plan may be terminated at any time, subject to Section 1(b), by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of Class B of the Trust.

         8. The Trust and the Underwriter shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Class B Plan and the purposes for which such expenditures were made.

         9. While this Class B Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

         10. For the purposes of this Class B Plan, the terms "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

         11. The Trust shall preserve copies of this Class B Plan, and each agreement related hereto and each report referred to in Paragraph 7 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

         12. This Class B Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

         13. If any provision of this Class B Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Class B Plan shall not be affected thereby.

         14. Payments under this Class B Plan shall be allocated between PFD and any successor Underwriter or co-Underwriter (each an Underwriter's Allocable Portion) as provided in the Allocation Procedures appended hereto.



                             [Allocation Procedures]